Exhibit 99.1

ResCare • 10140 Linn Station Road • Louisville, Kentucky 40223-3813 • Phone: 502.394.2100 • www.rescare.com

Contact:	Ross Davison Treasurer – Investor Relations Officer (502) 394-2123
RESCARE ANNOUNCES AMENDMENT TO CREDIT FACILITY
LOUISVILLE, KY (June 8, 2006) – ResCare, Inc. (NASDAQ/NM: RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, today announced that it has amended its senior secured credit facility. The amended credit facility provides for lower interest rates on outstanding borrowings and letters of credit and increases the revolver capacity by $25 million to $200 million. A $50 million “accordion feature” remains in place, which allows the Company to expand its total borrowing capacity to $250 million. The amendment also makes some definitional and technical changes. The credit facility expires on October 3, 2010, and is secured by a lien on the assets of the Company and its subsidiaries. The credit facility will be used primarily for working capital purposes, letters of credit required under its insurance programs and for acquisitions. The repricing was led by JPMorgan Chase Bank, National Association, the Administrative Agent under the credit facility.
          Ronald G. Geary, ResCare chairman, president and chief executive officer, remarked, “The amended credit facility gives us greater borrowing capacity and a lower cost of capital to support our continued growth strategy. We view this transaction as a vote of confidence from our bank group, which includes all eight banks in our current credit facility.”
          ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare’s services include residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes. More information is available at www.rescare.com.
          From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.

Statements related to expected financial results are as of this date only and ResCare does not assume any responsibility to update these statements.